SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): March 3, 1997



                            K-tel International, Inc.
             (Exact name of registrant as specified in its charter)

                           Commission File No. 0-6664

         MINNESOTA                                               41-0946588
(State or other jurisdiction of                                 (IRS Employer
 incorporation or organization)                              Identification No.)


                            2605 Fernbrook Lane North
                            Plymouth, Minnesota 55447
                    (Address of principal executive offices)

                                 (612) 559-6800
              (Registrant's telephone number, including area code)



Item 5.  Other Events

         On March 3, 1997, K-tel International, Inc. (the "Company") and Platinum Entertainment, Inc. ("Platinum") signed a purchase and sale agreement (the "Purchase Agreement") pursuant to which Platinum will acquire K-tel's worldwide music business assets, except for K-tel's European music business, through the purchase of the stock of K-tel International (USA), Inc. ("K-tel
(USA)") and Dominion Entertainment, Inc. ("Dominion"), both wholly-owned subsidiaries of the Company. The purchase price is $35 million subject to certain adjustments. Subject to satisfaction of the closing conditions specified in the Agreement, including Platinum obtaining financing for the acquisition and shareholder approvals, the transaction is expected to close within 120 to 180 days after the signing of the Purchase Agreement.

         The Company will retain its music business in Western and Eastern Europe and the former Soviet Republic, and will receive an exclusive license to use the Dominion and K-tel (USA) music catalog in these territories and a non-exclusive license of the catalog in Africa and the Middle East. The licenses will be royalty free except for third party amounts payable for the use of the masters. In addition, the Company will retain its consumer products, music infomercial, direct response and video business.

         Pursuant to the Purchase Agreement, Platinum deposited $1,750,000 in escrow which will be paid to the Company in the event the transaction is not consummated under certain circumstances, including the failure of Platinum to obtain financing for the transaction.

         Also, Philip Kives, the Company's Chairman and Chief Executive Officer, agreed in his capacity as a shareholder of the Company to vote in favor of the transactions contemplated by the Purchase Agreement at the special meeting of the Company's shareholders which will be called to consider the transactions. Mr. Kives and entities which he controls own over 70% of the outstanding voting stock of the Company.

Item 7.  Financial Statements and Exhibits

(c)      Exhibits

         2.1 Purchase and Sale Agreement dated March 3, 1997 between Platinum Entertainment, Inc. and K-tel International, Inc.

         10.1 Voting Agreement dated March 3, 1997 between Platinum Entertainment, Inc. and Philip Kives

         10.2 Earnest Money Escrow Agreement dated March 3, 1997 among Platinum Entertainment, Inc., K-tel Entertainment, Inc. and Midwest Trust Services, Inc.

         99.1     Press Release dated March 3, 1997.


                                   Signatures

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.


Dated:   March 10, 1997          K-TEL INTERNATIONAL, INC.


                                 By:
                                      Mark J. Dixon
                                      Vice President and Chief Financial Officer